Exhibit 99.1

Tecnoglass Increases Growth Outlook for Full Year 2022

- Increases Full Year 2022 Growth Outlook to Total Revenues of $705 Million to $715 Million and Adjusted EBITDA1 of $255 Million to $260 Million -

- Full Year 2022 Adjusted EBITDA1 as Percent of Total Revenues Expected to Increase Over 600 Basis Points to 36.2% at the Midpoint of the Outlook Ranges -

- October and November 2022 Represented Highest Invoicing Months in Company History -

Barranquilla, Colombia – December 1, 2022 - Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today increased its full year 2022 financial outlook ahead of investor meetings. The strong double-digit revenue and Adjusted EBITDA1 growth achieved during the first nine months of the year continued into the fourth quarter with October and November closing as the highest invoicing months in the Company’s history. Based on financial performance through November 2022, the Company is increasing its full year 2022 outlook, with its expectation for revenue to be in the range of $705 million to $715 million and Adjusted EBITDA1 in the range of $255 million to $260 million, representing organic growth of 43% and 72% at the midpoints, respectively, compared to the full year 2021. The financial outlook accounts for the seasonal effect of the manufacturing facility’s scheduled downtime for annual maintenance in December.

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We continue to be very excited about the Company´s performance and our ability to leverage our structural competitive advantages to continue gaining market share. Demand for our high-performance architectural glass, window and aluminum products remains strong as ever. Our sales teams are successfully capitalizing on strengthening commercial activity and driving share gains through the expansion of our single-family residential business. We continue to expect full year gross margin to be in the mid-to-high 40% range, demonstrating strong operating leverage on our structural advantages, vertically integrated operations and high-return capex initiatives. We look forward to delivering a fifth straight year of record Adjusted EBITDA1, representing year-on-year organic growth of 72% at the midpoint, and exceptional cash flow. Based on our consistent execution and our solid demand pipeline, we are poised to enter 2023 in a premier position within our industry to advance our profitable growth strategy and continue to deliver solid returns.”

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 3.8 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income before income tax, net interest expense, net other noncore expenses, and depreciation and amortization expense. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com